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EXHIBIT 1A-13

TESTING THE WATERS

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BECOME A FANVESTOR

EVO is changing the way athletes excel in their individual sports, and you can own a part of our company and our athletes' future earnings. Learn how to become a Fanvestor and a shareholder of EVO for as little as $100.00.

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EVO EXPERIENCE

BUILD A CHAMPION

EVO is a revolutionary athlete-development company that is focused on funding, supporting and building tomorrow's champions. Money is the biggest obstacle for any athlete, but led by a team of industry veterans, the mission of EVO is to scout athletes for their extraordinary skill and fund their development through fan investment.

THE MISSION


EVO
COOPER TIRES

UNLOCKING DOORS

CHANGING FAN EXPERIENCE

EVO RACING

DRIVE

EVO Racing supports its athletes by covering the costs of the car, maintenance, and supplies. Without prize money or sponsorship, athletes can go into a large amount of debt, but with our investment and that of our Fanvestors, they can succeed.

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EVO COMBAT

FINESSE

EVO Combat is determined to develop athletes with the most prestigious nutritionists, resources and coaching to be successful in and outside the ring. Athletes are trained by the very best including an Olympic champion.

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TRIUMPH

EVO Golf is positioned to excel golfers to new heights without the weight of financial burdens around them, giving athletes the chance to build their skills and become champions.

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EVOLVING ATHLETES

THE FUTURE IS HERE



CHALLENGE. SOLUTION.

To even consider entering professional sports, athletes need to have a substantial amount of funds. For each of these sports there are certain responsibilities and costs that the athletes will have to cover themselves such as insurance, equipment and training. EVO is creating the path for investors to contribute directly to athletes' success. Let's win together.

THE CHALLENGE

ACHIEVE VICTORY TOGETHER

We believe that changing the way fans experience sports is accomplished by the power to invest and access world-class entertainment venues.

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Evolution Development Group, Inc. (“EVO”) is “testing the waters” for a possible offering of securities under Regulation A of the JOBS Act. No money or other consideration is being solicited by the company at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.

Your indication of interest involves no obligation or commitment of any kind. If an offering statement has been filed, you may obtain a copy of the most recent version of the Preliminary Offering Circular from Kendall Almerico at Kendall A. Almerico P.A., 1440 G Street NW, Washington DC 20005, or by e-mailing info@evolutiondg.com.


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EMBARK ON A JOURNEY

EVO Fanvestors will have unique access to insider updates, exclusive parties and world-class entertainment. Future perks will include periodic live feeds, weekly video updates from the athletes and links to EVO news, sports news and season schedules for your enjoyment.



OWN PART OF THE TEAM

EVO Investment was created for you to directly contribute to the athletes. You can invest in the company through Regulation A+ shares. As the athletes succeed, so do you.



FANVESTOR PARTIES

EVO Entertainment is led by an experienced and highly acclaimed team that focuses on premium event experiences. Experiences will range from sporting events to signature EVO events.



ACCESS

EVO Access is a planned custom app that grants you access to the athletes and comes with its own set of perks.

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Evolution Development Group, Inc. ("EVO") is "testing the waters" for a possible offering of securities under Regulation A of the JOBS Act. No money or other consideration is being solicited by the company at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.

Your indication of interest involves no obligation or commitment of any kind. If an offering statement has been filed, you may obtain a copy of the most recent version of the Preliminary Offering Circular from Kendall Almerico at Kendall A. Almerico P.A., 1440 G Street NW, Washington DC 20005, or by e-mailing info@evolutiondg.com.

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CHALLENGE MISSION CONNECT

Evolution Development Group, Inc. ("EVO") is "testing the waters" for a possible offering of securities under Regulation A of the JOBS Act. No money or other consideration is being solicited by the company at this time, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.

Your indication of interest involves no obligation or commitment of any kind. If an offering statement has been filed, you may obtain a copy of the most recent version of the Preliminary Offering Circular from Kendall Almerico at Kendall A. Almerico P.A., 1440 G Street NW, Washington DC 20005, or by e-mailing info@evolutiondg.com.